American Funds Strategic Bond Fund

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, American Funds Strategic Bond Fund (the “Fund”), is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that offers Class A shares; Class C shares; Class T shares; Class F-1 shares, Class F-2 shares and Class F-3 shares (“Class F shares”); Class 529-A shares, Class 529-C shares, Class 529-E shares, Class 529-T shares, Class 529-F-1 shares, Class 529-F-2 shares and Class 529-F-3 shares (“Class 529 shares”); and Class R-1 shares, Class R-2 shares, Class R-2E shares, Class R-3 shares, Class R-4 shares, Class R-5E shares, Class R-5 shares and Class R-6 shares (“Class R shares”) of beneficial interest (Class A shares, Class C shares, Class T shares, Class F shares, Class 529 shares and Class R shares, collectively, the “shares”);

WHEREAS, Capital Research and Management Company (the “Investment Adviser”), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies;

WHEREAS, the Fund wishes to have the Investment Adviser assist financial advisers and other intermediaries with their provision of service to shareholders of the Fund and to arrange for and coordinate, monitor and oversee the activities performed by the third parties with which affiliates of the Investment Adviser contract for the provision of sub-transfer agency services (the “administrative services”);

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such administrative services for the Fund’s shares on the terms and conditions set forth herein; and

WHEREAS, the Fund and the Investment Adviser wish to enter into an Amended and Restated Administrative Services Agreement (“Agreement”) whereby the Investment Adviser would perform or cause to be performed such administrative services for the Fund’s shares;

NOW, THEREFORE, the parties agree as follows:

1.                  Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.                  Fees. In consideration of administrative services performed by the Investment Adviser for the Fund’s shares the Fund shall pay the Investment Adviser an administrative services fee (“administrative fee”). For all share classes of the Fund, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.05% of the average daily net assets of those shares. The administrative fee shall be invoiced and paid within 30 days after the end of the month in which the administrative services were performed.

3.                  Effective Date and Termination of Agreement. This Agreement shall become effective on September 9, 2025 and unless terminated sooner it shall continue in effect until April 30, 2026. It may thereafter be continued from year to year only with the approval of a majority of those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the “Independent Trustees”). This Agreement may be terminated as to the Fund as a whole or any class of shares individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Fund.

4.                  Amendment. No material amendment to this Agreement shall be made unless such amendment is approved by the vote of a majority of the Independent Trustees.

5.                  Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with its affiliates for the provision of administrative services on behalf of the Fund.

6.                  Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

7.                  Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized, as of September 9, 2025.

CAPITAL RESEARCH AND MANAGEMENT COMPANY	American Funds Strategic Bond Fund

By: /s/ Walt Burkley	By: /s/ Courtney R. Taylor
Walt Burkley	Courtney R. Taylor
Senior Vice President & General Counsel	Secretary

EXHIBIT A

to the

Amended and Restated Administrative Services Agreement

1.	Assisting Financial Intermediaries in their Provision of Shareholder Services

The Investment Adviser shall assist financial advisers and other intermediaries in their provision of services to shareholders of the Fund. Such assistance shall include, but not be limited to, responding to a variety of inquiries such as cost basis information, share class conversion policies, retirement plan distribution requirements, Fund investment policies and Fund market timing policies. In addition, the Investment Adviser shall provide such intermediaries with in-depth information on current market developments and economic trends/forecasts and their effects on the Fund and detailed Fund analytics, and such other matters as may reasonably be requested by financial advisers or other intermediaries to assist them in their provision of service to shareholders of the Fund.

2.	Coordination, Oversight and Monitoring of Service Providers

The Investment Adviser is responsible for establishing and maintaining a framework to oversee third-party service providers engaged by its affiliates to perform sub-transfer agency services. In doing so the Investment Adviser shall establish processes to assess adherence to the terms of applicable agreements with third-party service providers, the funds’ then current prospectuses, and other regulatory requirements and applicable standards. These oversight processes may, but need not, include assessing the controls of third-party service providers as to: (i) transaction processing, (ii) shareholder communications, (iii) commission/fee calculations, (iv) cash and share reconciliations, (v) risk governance programs, (vi) information security programs, and (vii) business continuity/disaster recovery programs.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between [Fund Name], a Delaware statutory trust (the “Fund”), and the trustee of the Fund whose name is set forth on the signature page (the “Board Member”).

WHEREAS, the Board Member is a trustee of the Fund, and the Fund wishes the Board Member to continue to serve in that capacity; and

WHEREAS, the Agreement and Declaration of Trust of the Fund (the “Trust Instrument”) and By-Laws of the Fund and applicable federal and Delaware laws permit the Fund to contractually obligate itself to indemnify and hold the Board Member harmless to the fullest extent permitted by law;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 5.

1. Indemnification. The Fund shall indemnify and hold harmless the Board Member against any liabilities or Expenses (collectively, “Liability”) actually and reasonably incurred by the Board Member in any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the Trust Instrument and By-Laws of the Fund and the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as now or hereafter in force, subject to the provisions of paragraphs (a), (b) and (c) of this Section 1. The Fund’s Board of Trustees shall take such actions as may be necessary to carry out the intent of these indemnification provisions and shall not amend the Fund’s Trust Instrument or By-laws to limit or eliminate the right to indemnification provided herein with respect to acts or omissions occurring prior to such amendment or repeal.

(a) Special Condition. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be indemnified pursuant to this Section 1 against any Liability unless such Liability arises by reason of the Board Member’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in such Section 17(h) of the Investment Company Act of 1940, as amended (“Disabling Conduct”).

(b) Special Process Condition. With respect to Liability to the Fund or its shareholders, no indemnification shall be made unless a determination has been made by reasonable and fair means that the Board Member has not engaged in Disabling Conduct. Such reasonable and fair means shall be established in conformity with then applicable federal and Delaware law and administrative interpretations. In any determination with respect to Disabling Conduct, a trustee requesting indemnification who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, shall be afforded a rebuttable presumption that such trustee did not engage in such conduct while acting in his or her capacity as a trustee.

 (c) State Law Restrictions. In accordance with the Delaware Statutory Trust Act, the Board Member shall not be indemnified and held harmless pursuant to this Section 1 if the substantive and procedural standards for indemnification under such law have not been met.

2. Advancement of Expenses. The Fund shall promptly advance funds to the Board Member to cover any and all Expenses the Board Member incurs with respect to any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as such statutes are now or hereafter in force, subject to the provisions of paragraphs (a) and (b) of this Section 2.

(a) Affirmation of Conduct. A request by the Board Member for advancement of funds pursuant to this Section 2 shall be accompanied by the Board Member’s written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and such other statements, documents or undertakings as may be required under applicable federal and Delaware law.

(b) Special Conditions to Advancement. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be entitled to advancements of Expenses pursuant to this Section 2 against any Liability to the Fund or its shareholders if (1) the Fund has obtained assurances to the extent required by applicable federal and Delaware law, such as by obtaining insurance or receiving collateral provided by the Board Member, to the reasonable satisfaction of the Board, that the advance will be repaid if the Board Member is found to have engaged in Disabling Conduct, or (2) the Board has a reasonable belief that the Board Member has not engaged in Disabling Conduct and ultimately will be entitled to indemnification. In forming such a reasonable belief, the Board of Trustees shall act in conformity with then applicable federal and Delaware law and administrative interpretations, and shall afford a trustee requesting an advance who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, a rebuttable presumption that such trustee did not engage in Disabling Conduct while acting in his or her capacity as a trustee.

3. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Board Member for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Board Member. The Secretary of the Fund shall promptly advise the Board of such request.

(a) Methods of Determination. Upon the Board Member’s request for indemnification or advancement of Expenses, a determination with respect to the Board Member’s entitlement thereto shall be made by the Board or Independent Counsel in accordance with applicable federal and Delaware law. The Board Member shall have the right, in his or her sole discretion, to have Independent Counsel make such a determination. The Board Member shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Board Member and reasonably necessary to such determination. Any Expenses incurred by the Board Member in so cooperating shall be borne by the Fund, irrespective of the determination as to the Board Member’s entitlement to indemnification or advancement of Expenses.

(b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Board of Trustees shall select the Independent Counsel, and the Secretary of the Fund shall give written notice to the Board Member advising the Board Member of the identity of the Independent Counsel selected. The Board Member may, within five days after receipt of such written notice, deliver to the Secretary of the Fund a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 4, and shall set forth with particularity the factual basis of such assertion. Upon such objection, the Board of Trustees, acting in conformity with applicable federal and Delaware law, shall select another Independent Counsel.

If within fourteen days after submission by the Board Member of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been selected without objection, then either the Board or the Board Member may petition the Chancery Court of the State of Delaware or any other court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(c) Failure to Make Timely Determination. If the person or persons empowered or selected to determine whether the Board Member is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Secretary of the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Board Member shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make the Board Member’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or Section 2 (or is deemed to be made pursuant to paragraph (c) of this Section 3) that the Board Member is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Board Member shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information). If such payment is not made when due, the Board Member shall be entitled to an adjudication in a court of competent jurisdiction of the Board Member’s entitlement to such indemnification or advancements. The Board Member shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Fund shall be bound by the determination that the Board Member is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law.

(e) Appeal of Adverse Determination. If a determination is made that the Board Member is not entitled to indemnification or advancements, the Board Member shall be entitled to an adjudication of such matter in any court of competent jurisdiction. Alternatively, the Board Member, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Board Member shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respect as a de novo trial or arbitration on the merits, and the Board Member shall not be prejudiced by reason of such adverse determination.

(f) Expenses of Appeal. If the Board Member seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Board Member shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by the Board Member in such judicial adjudication or arbitration, but only if the Board Member prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Board Member is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Board Member in connection with such judicial adjudication or arbitration shall be prorated as the court or arbitrator determines to be appropriate.

(g) Validity of Agreement. In any judicial proceeding or arbitration commenced pursuant to this Section 3, the Fund shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Fund, and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement.

4. General Provisions.

(a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Board Member set forth in this Agreement shall not be deemed exclusive of any other rights to which the Board Member may otherwise be entitled. Notwithstanding the previous sentence, the indemnification provided for in this Agreement is in lieu of, and not in addition to, the indemnification set forth in the Trust Instrument. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Board Member has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Board Member’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Board Member has ceased to provide any service to the Fund, and (2) the final termination of all Proceedings in respect of which the Board Member has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Board Member pursuant to Section 3 relating thereto. Unless required by applicable federal or Delaware law, no amendment of the Trust Instrument or By-Laws of the Fund shall limit or eliminate the right of the Board Member to indemnification and advancement of Expenses set forth in this Agreement with respect to acts or omissions occurring prior to such amendment or repeal. In the event the Fund or any successor shall discontinue its operations within the term of this Agreement, adequate provision shall be made to honor the Fund’s obligations under this Agreement.

(c) Selection of Counsel. Counsel selected by the Board shall be entitled to assume the defense of any Proceeding for which the Board Member seeks indemnification or advancement of Expenses under this Agreement. However, counsel selected by the Board Member shall conduct the defense of the Board Member to the extent reasonably determined by such counsel to be necessary to protect the interests of the Board Member, and the Fund shall indemnify the Board Member therefor to the extent otherwise permitted under this Agreement, if (1) the Board Member reasonably determines that there may be a conflict in the Proceeding between the positions of the Board Member and the positions of the Fund or the other parties to the Proceeding that are indemnified by the Fund and not represented by separate counsel, or the Board Member otherwise reasonably concludes that representation of both the Board Member, the Fund and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Board Member but neither the Fund nor any such other party and the Board Member reasonably withholds consent to being represented by counsel selected by the Fund. If the Board has not selected counsel to assume the defense of any such Proceeding for the Board Member within thirty days after receiving written notice thereof from the Board Member, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

(d) D&O Insurance. For a period of at least six years after the Board Member has ceased to provide services to the Fund, the Fund shall purchase and maintain in effect, through “tail” or other appropriate coverage, one or more policies of insurance on behalf of the Board Member to the maximum extent of the coverage provided to the active members of the Board of Trustees of the Fund.

(e) Subrogation. In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Board Member, who shall, upon reasonable written request by the Fund and at the Fund’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Fund or the Board Member to proceed or collect against any insurers and to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Board Member’s rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Board Member shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Notice of Proceedings. The Board Member shall promptly notify the Secretary of the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Board Member’s rights or the Fund’s obligations under this Agreement.

(g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, (2) by nationally recognized overnight courier service or (3) by tested electronic means.

(h) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Fund and the Board Member pertaining to the subject matter of indemnification, advancement of Expenses and insurance. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

(l) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” means the board of trustees of the Fund, excluding those members of the board of trustees who are not eligible under applicable federal or Delaware law to participate in making a particular determination pursuant to Section 3 of this Agreement; provided, however, that if no two members of the Board of Trustees are eligible to participate, Board shall mean Independent Counsel.

(b) “Disabling Conduct” shall be as defined in Section 1.

(c) “Expenses” shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

(d) “Final termination of a Proceeding” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(e) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Fund or the Board Member in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Board Member in an action to determine the Board Member’s rights pursuant to this Agreement, regardless of when the Board Member’s act or failure to act occurred.

(f) “Independent Board Member” shall mean a trustee of the Fund who is neither an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

(g) “Liability shall be as defined in Section 1.

(h) “Proceeding” shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, and shall also include any proceeding brought by the Board Member against the Fund.

(i) The Board Member’s “service to the Fund” shall include without limitation the Board Member’s service as a trustee, officer, employee, agent or representative of the Fund, and his or her service at the request of the Fund as a director, trustee, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: [Date]

[FUND NAME]

a Delaware Statutory Trust

By: _________

Name: [Name]

Title: Secretary

Address for notices:

333 South Hope Street

Los Angeles, CA 90071-1406

By:__________

Name: [Name]

Address for notices:

[Address]____